GENERATION HEMP ANNOUNCES THE APPOINTMENT OF

THREE NEW INDEPENDENT BOARD OF DIRECTOR MEMBERS

DALLAS, TX – July 14, 2021, Generation Hemp, Inc., a Dallas/Fort Worth based midstream hemp company (OTCQB: GENH), today announced the appointment of three new members to the Company’s Board of Directors, all of which are deemed “Independent”. Following this, the Board of Directors will consist of four directors. The new directors were appointed by a majority consent of the voting shares of the Company as reported in the Company’s Preliminary Information Statement on Schedule 14C filed with the Securities and Exchange Commission on July 14, 2021, and will assume their roles following the effective date of the information statement. The following independent directors bring a wide array of business, legal and financial experience as well as relevant industry experience to the Company’s Board and include: Gary D. Elliston, Senior Partner of DeHay & Elliston, John Harris, and Joe L. McClaugherty, Senior Partner of McClaugherty & Silver, P.C., L.L.P.

Generation Hemp’s Chairman and CEO, Gary C. Evans, said, “The appointment of Gary, John, and Joe to the Company’s Board of Directors reflects the Company’s ongoing efforts to strengthen its corporate governance to meet the requirements of a larger trading platform. In addition, the past experience and overall expertise of these three individuals provides the Company with highly qualified independent directors to provide leadership and guidance in the Company’s strategic efforts to grow our business both internally and via acquisitions within the hemp midstream space as well as our ultimate goal of creating increased shareholder value.”

Gary D. Elliston. Mr. Elliston is the senior founding partner of DeHay & Elliston, L.L.P. where he specializes in the areas of toxic tort, commercial litigation, and professional and product liability litigation. He graduated cum laude from Howard Payne University in 1975, and as a Hatton W. Sumners Foundation Scholar, cum laude, from Southern Methodist University Law School in 1978. In 2007, he received an Honorary Doctorate of Humanities from Howard Payne University. He has served as a member of numerous professional, community and charitable organizations He is licensed to practice law in five states and actively tries cases around the US. He has been recognized multiple years as a Texas Super Lawyer and Best Lawyers in America.

John Harris. Mr. Harris is currently a private investor in a cannabis growing operation based in southern California. Mr. Harris previously served as a member of the senior leadership team at EDS for approximately 25 years. He is also the former President and CEO of eTelecare Global Solutions; a $300M private equity backed business process outsourcing company. Prior to eTelecare, Mr. Harris was President and CEO of Seven World Wide, a $400 million private equity backed Marketing Services BPO Company with operations in North America and the United Kingdom. Mr. Harris is a graduate of the University of West Georgia where he earned both a BBA and MBA. He currently serves on the Board of Advisors to the Richardson School of Business at the University of West Georgia. Mr. Harris has held board positions with a number of public and private telecommunications and technology services companies, and currently sits on the board of The Hackett Group. Mr. Harris’s experience as a senior executive and board member at a variety of global companies coupled with his recent experience as an investor in the cannabis space makes him an important asset as we try to grow and expand the Company’s business.

Joe L. McClaugherty. Mr. McClaugherty previously served as a director of Magnum Hunter Resources Corporation from 2006 through 2016 where he served as Lead Director during the last three years of his tenure. Mr. McClaugherty is a senior partner of McClaugherty& Silver, P.C., a full service firm engaged in the practice of civil law, located in Santa Fe, New Mexico. He has practiced law for 40 years and has had a Martindale-Hubbell rating of AV Preeminent for over 20 years and is a Fellow of the International Academy of Trial Lawyers. Prior to founding McClaugherty & Silver, P.C. in 1992, he was the Managing Partner of the Santa Fe office of Kemp, Smith, Duncan & Hammond, and, earlier, of Rodey, Dickason, Sloan, Akin & Robb. Mr. McClaugherty has served on numerous boards of both international and domestic companies. He received a BBA with Honors from the University of Texas in 1973 and a JD with Honors from the University of Texas School of Law in 1976. He is admitted to the Bars of the State of New Mexico, Texas and Colorado, as well as the Federal Bars of the Districts of New Mexico and Colorado, the Tenth Circuit Court of Appeals and the United States Supreme Court. The Company believes that it will benefit from Mr. McClaugherty’s business and law degrees from the University of Texas at Austin, his approximately 40 years of legal experience in a broad-based civil practice and his extensive business experience on boards of both international and domestic companies.

About Generation Hemp, Inc.

Generation Hemp, Inc. is a Dallas/Fort Worth based hemp company that operates in the midstream sector. With operations in Hopkinsville, Kentucky and Denver, Colorado, the company uses its proprietary technology to dry, clean and store hemp. In addition, Generation Hemp also owns and leases real estate to cannabis companies located within the greater Denver area.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The use of words such as “believes”, “expects”, “anticipates”, “intends”, “plans”, “estimates,” “projects”, “forecasts”, “proposes”, “should”, “likely” or similar expressions, indicates a forward-looking statement. These statements and all the projections in this press release are subject to risks and uncertainties and are based on the beliefs and assumptions of management, and information currently available to management. The actual results could differ materially from a conclusion, forecast or projection in the forward-looking information. The identification in this press release of factors that may affect the company’s future performance and the accuracy of forward-looking statements is meant to be illustrative and by no means exhaustive.

Contact:

Melissa Pagen

Generation Hemp, Inc.

Phone: 310-628-2062

Email: mpagen@genhempinc.com